UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 26, 2013
CHANNELADVISOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35940	56-2257867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Aerial Center Parkway
Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 228-4700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Definitive Material Agreement.
On March 21, 2012, ChannelAdvisor Corporation and certain of its wholly owned subsidiaries (collectively, the “Company”) entered into a Loan and Security Agreement with Gold Hill Capital 2008, L.P. (the “Lender”), which agreement was as amended on October 31, 2013 (as so amended, the “Agreement”). Under the Agreement, the Company borrowed $5.0 million in March 2012 and an additional $5.0 million in December 2012. Borrowings under the agreement accrued interest at an annual rate of 10.5%. The Company was required to make interest-only payments on outstanding balances through March 1, 2015, after which the debt was payable in monthly installments of both principal and interest through February 2017. Under the terms of the Agreement, the Company granted the Lender a security interest in specified assets of the Company.

On November 26, 2013, the Company entered into a Payoff Agreement with the Lender pursuant to which the Company paid all amounts due and owing under the Agreement and terminated the Agreement. Under the Payoff Agreement, the Company paid the Lender approximately $11.3 million, of which $1.0 million represented a fixed prepayment fee. Effective immediately upon the receipt of the amounts owed, all security interests in, and all liens held by the Lender with respect to, the assets of the Company securing the amounts owed were terminated and released.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2013	ChannelAdvisor Corporation By: /s/ John F. Baule John F. Baule Chief Financial Officer